Exhibit 10.1

Execution Copy

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of October 7, 2004, by and among Cellegy Pharmaceuticals, Inc., a Delaware corporation (“Cellegy” or the “Company”), and the Shareholders and Option Holders of Biosyn, Inc., a Pennsylvania corporation (“Biosyn”) that execute the signature page to this Agreement (“Securityholders”).

BACKGROUND

A.            Cellegy and Biosyn have entered into an Agreement and Plan of Share Exchange dated as of October 7, 2004 (the “Exchange Agreement”), pursuant to which (i) all of the outstanding shares of capital stock of Biosyn will be exchanged for shares of Cellegy Common Stock and (ii) all the outstanding options and warrants of Biosyn will be assumed by Cellegy, as set forth in the Exchange Agreement (the “Transaction”). The capitalized terms used in this Agreement and not otherwise defined herein will have the meanings given them in the Exchange Agreement.

B.            The Exchange Agreement provides that Cellegy will grant the Securityholders certain registration rights with respect to the shares of Cellegy Common Stock that are issued, or that are issuable upon exercise of certain of the Options or Warrants, in the Transaction, on the terms, and subject to the conditions and limitations, set forth in this Agreement.

C.            The terms of this Agreement shall become effective (the “Agreement Date”) only upon the completion of the “Closing” and the “Effective Time,” as those terms are defined in the Exchange Agreement. If the Closing of the transactions contemplated by the Exchange Agreement does not occur, then this Agreement shall have no force or effect and shall terminate in its entirety.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.             REGISTRATION RIGHTS.

1.1.          Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“Holder” means the Securityholders and any Person to whom Registrable Shares and registration rights hereunder are transferred pursuant to Section 2 of this Agreement.

The terms “register” “registration” and “registered” refer to a registration effected by preparing and filing a Registration Statement in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such Registration Statement.

“Option Holders” means those holders of options (“Options”) or Warrants (“Warrants”) to purchase common stock of Biosyn whose Options or Warrants are to be assumed by Cellegy pursuant to the terms of the Exchange Agreement, other than Options or Warrants where the underlying shares are registered by Cellegy on a Form S-8 registration statement filed with the SEC as contemplated by the Exchange Agreement (and any such options or warrants shall not be deemed to be “Options” or “Warrants” for purposes of this Agreement).

“Registrable Shares” means (a) the shares of Cellegy Common Stock that are issued pursuant to the Exchange Agreement, (b) the shares of Cellegy Common Stock that will become issuable upon exercise of the Options and Warrants pursuant to the Exchange Agreement and (c) any shares of Cellegy Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of such shares of Cellegy Common Stock described in clauses (a) or (b) of this subsection.

“Rule 144” means SEC Rule 144 promulgated pursuant to the 1933 Act, and any successor rule.

“SEC” or the “Commission” means the U.S. Securities and Exchange Commission.

“Shareholders” means the holders of capital stock of Biosyn.

1.2.          Registration.

(a)           Cellegy shall use is best efforts to prepare and file a registration statement on Form S-3 (or other available form) with the SEC within forty-five (45) days after the Closing Date (and any related qualification under blue sky laws), covering the resale by the Holders of the Registrable Shares (the “Registration Statement”), and to cause the Registration Statement to be declared effective as soon as reasonably practicable thereafter. The Registration Statement may include securities other than those held by Holders, provided that any cutback of securities under such registration shall be first to the securities not held by Holders.

(b)           Notwithstanding the foregoing, Cellegy shall have no obligation to keep the Registration Statement effective with respect to any Holder who can sell all of such Holder’s Registrable Shares without any volume limitation in a 90 day period pursuant to Rule 144 (by complying with the requirements of Rule 144).

1.3.          Expenses. Cellegy will pay all expenses of any registration effected under this Section 1, other than the fees and expenses of counsel to the Holders and any brokers’ or similar fees of Holders in connection with sales of Registrable Shares.

1.4.          Termination of Registration. Cellegy shall use all commercially reasonable efforts to maintain the effectiveness of the Registration Statement until the first to occur of (a) such time as all of the Registrable Shares covered by the Registration Statement have been sold, or (b) as to any particular Holder, at such time as the Holder may sell all of the Registrable Shares held by that Holder commencing one year after the Closing Date in a 90 day period pursuant to Rule 144 (by complying with the requirements of Rule 144).

1.5.          Agreement Not to Sell. Except for sales made in compliance with Rule 144, until the Registration Statement has been filed and declared effective, Holder will not sell any Registrable Shares publicly on the Nasdaq Stock Market or any other stock exchange or market system on which securities of the same class as the Registrable Shares are traded.

1.6.          Permitted Window. The provisions of this Section 1.6 shall apply only to Holders other than Preferred Holders (as defined below).

(a)           Notice of Resale. The Holders agree that they will only sell Registrable Shares pursuant to the provisions of this Agreement. If a Holder has a bona fide intention to sell the Registrable Shares pursuant to such registration, they will first deliver a written notice (the “Sale Notice”) to Cellegy (such Sale Notice to be delivered via hand delivery, fax, email, mail or overnight courier pursuant to Section 4.1 of this Agreement). If the Holder does not receive a communication from Cellegy (also pursuant to Section 4.1 of this Agreement) within 2 business days of Holder’s Sale Notice, then Holder may sell the shares included in the Sale Notice at any time over the next 30 days (such 30-day period, the “Permitted Window”). The Holder may extend the Permitted Window by 10 days by providing Cellegy with an additional Sale Notice. However, if Cellegy delivers a written notice to the Holder in response to a Sale Notice, or at any time during a Permitted Window or an extended Permitted Window, that in the good faith judgment of Cellegy, following consultation with legal counsel, it would be detrimental to Cellegy or its stockholders for sale of Registrable Shares to be made pursuant to the Registration Statement due to (i) the existence of a material development or potential material development involving Cellegy that Cellegy would be obligated to disclose in the Registration Statement, which disclosure would be premature or otherwise inadvisable at such time or could reasonably be expected to have a material adverse effect on Cellegy or its stockholders, or (ii) a filing of a Cellegy-initiated registration of any class of its equity securities, which, in the good faith judgment of Cellegy (as evidenced by a certificate signed by the President, Chief Executive Officer or Chief Financial Officer of Cellegy and furnished to the Holders), would adversely affect or require premature disclosure of the filing of such Cellegy-initiated registration (the receipt of such certificate and notice thereof, a “Cellegy Notice”), then Cellegy shall have the right to suspend use of such Registration Statement, and terminate or suspend the Permitted Window, for a period of not more than forty five (45) days; provided, however, that Cellegy will exercise all good faith efforts to minimize the period of such suspension, consistent with Cellegy’s good faith business judgment, including without limitation concerning premature public disclosure of confidential or sensitive information (any such deferral or suspension period, a “Closed Window Period”). The Permitted Window shall resume upon the Holder’s receipt of copies of a supplemented or amended Prospectus, or at such time as the Holder is advised in writing by Cellegy that the Prospectus may be used, and at such time as the Holder has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus and which are required to be delivered as part of the Prospectus. In any event, the Permitted Window shall resume no later than 45 days after it has been terminated pursuant to this Section 1.6. Cellegy may not utilize any of its rights under this Section 1.6 to suspend or terminate a Permitted Window(s) more than an aggregate one hundred twenty (120) days in any twelve (12) month period.

1.7.         Blackout Period for Holders of Biosyn Preferred Stock. The provisions of this Section 1.7 shall apply only to Holders who held shares of Biosyn Preferred Stock immediately prior to the Transaction (“Preferred Stockholders”) and to Holders to whom registration rights hereunder are transferred from Preferred Stockholders pursuant to Section 2 of this Agreement (“Preferred Transferees”, and together with Preferred Stockholders, “Preferred Holders”)

(a)           If in the good faith judgment of Cellegy, following consultation with legal counsel, it would be detrimental to Cellegy or its stockholders for resale of Registrable Shares to be made pursuant to the Registration Statement due to (i) the existence of a material development or potential material development involving Cellegy that Cellegy would be obligated to disclose in the Registration Statement, which disclosure would be premature or otherwise inadvisable at such time or could reasonably be expected to have a material adverse effect on Cellegy or its stockholders, or (ii) a filing of a Cellegy-initiated registration of any class of its equity securities, which, in the good faith judgment of Cellegy (as evidenced by a certificate signed by the President, Chief Executive Officer or Chief Financial Officer of Cellegy and furnished to the Holders), would adversely affect or require premature disclosure of the filing of such Cellegy-initiated registration (the receipt of such certificate and notice thereof, a “Blackout Notice”), Cellegy shall have the right to suspend use of such Registration Statement for a period of not more than forty five (45) days; provided, however, that the Company will exercise all good faith efforts to minimize the period of such suspension, consistent with the Company’s good faith business judgment, including without limitation concerning premature public disclosure of confidential or sensitive information (any such deferral or suspension period, a “Blackout Period”). The Holder acknowledges that it would be seriously detrimental to Cellegy and its stockholders for the continued use of such Registration Statement during a Blackout Period and therefore essential to suspend the use thereof during such Blackout Period and agrees to cease any disposition of the Registrable Shares during such Blackout Period. Cellegy may not utilize any of its rights under this Section 1.7(a) to suspend the use of the Registration Statement more than one hundred twenty (120) days in any twelve (12) month period.

(b)           In connection with any Cellegy-initiated registration described in Section 1.7(a) which causes Cellegy to initiate a Blackout Period and which relates to an underwritten offering, the Holders shall be given the opportunity to participate in the first two such offerings that may occur after the Agreement Date by including all or any of their Registrable Shares for sale in any such offering by notifying such Holders in writing, provided that the right to include any Registrable Shares in any such offering shall be subject to (i) the rights of other shareholders of Cellegy who also have rights to include shares in such offering, (ii) the ability of the underwriter for such offering to exclude some or all of the shares requested to be registered on the basis of a good faith determination that inclusion of such securities might adversely affect the success of the offering or otherwise adversely affect Cellegy (with any such exclusion to be pro rata among all Holders who are requested to sell Registrable Shares in such registration), and (iii) the execution by the Holders of the underwriting agreement and other customary documents requested by the managing underwriter that are executed by other holders selling securities in such offering, and the furnishing of such information and documents as Cellegy or the managing underwriter may reasonably request in connection with such offering. The Holders shall be responsible for their pro rata share of registration fees and underwriters’ and brokers’ discounts and commissions relating to any Registrable Shares included in such registration.

1.8.          Cooperation by Holder. It will be a condition precedent to the obligations of Cellegy to register any Registrable Shares pursuant to this Agreement that Holder furnish to Cellegy for inclusion in the Registration Statement such information regarding Holder and the Registrable Shares and the intended method of disposition of such securities as shall be required to timely effect the registration of the Registrable Shares.

1.9.          Manner of Sales. Holder will sell the Registrable Shares pursuant to the Registration Statement only in a manner described in the plan of distribution contained in the Registration Statement, which plan of distribution shall describe customary manners of sale.

1.10.        Obligations of Cellegy. In connection with any registration effected pursuant to this Agreement, Cellegy shall, as expeditiously as reasonably possible, take the following actions:

(a)           Amendment, Supplements. Subject to the provisions of Sections 1.6 and 1.7 above, Cellegy will prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with the Registration Statement as Cellegy reasonably determines may be necessary or appropriate, and use all commercially reasonable efforts to have such post-effective amendments declared effective as promptly as practicable. Cellegy will notify Holder promptly in writing when a prospectus, any prospectus supplement or post-effective amendment has been filed and, with respect to any post-effective amendment, when the same has become effective.

(b)           Copies of Prospectus. Cellegy will furnish to Holder such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as Holder may reasonably request in order to facilitate the disposition of the Registrable Shares owned by it that are included in such registration.

(c)           Commission Requests. Cellegy shall notify the Holder promptly (and in any event within one business day, by email, fax or other type of communication) (i) of any request by the Commission or any other federal or state governmental authority during the period of effectiveness of a registration statement for amendments or supplements to such registration statement or related prospectus or for additional information, (ii) of the issuance by the Commission or any other federal or state governmental authority of any stop order or similar action suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose and (iii) of the receipt by the Company from the Commission or any other federal or state governmental authority of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(d)           Withdrawal of Orders. Use its best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible time.

(e)           Listing. Use all commercially reasonable efforts to cause all Registrable Shares to be listed continuously throughout the Registration Period on the Nasdaq National Market.

(f)            Cooperation. In the event of an underwritten offering for which the Holders have the right to participate pursuant to this Agreement, Cellegy shall enter into customary agreements and take such other actions as are reasonably required in order to expedite the disposition of the Registrable Shares.

1.11.        Rule 144 Information. With a view to making available the benefits of Rule 144, Cellegy shall use all commercially reasonable efforts to (a) make “available” “adequate current public information” regarding Cellegy (as those terms are understood and defined in Rule 144) at all times from and after the Closing Date, and (b) cause its general counsel or other securities counsel to Cellegy, at Cellegy’s cost, to issue a customary opinion regarding the availability of Rule 144 with respect to a Holder’s proposed sale of Registrable Shares pursuant to Rule 144; provided that Cellegy shall not be required to bear the cost of more than one opinion for any single Holder.

2.             ASSIGNMENT AND AMENDMENT.

2.1.          Assignment; Transfer of Registrable Shares and Registration Rights. The registration rights under this Agreement may be assigned by a Holder to a transferee or assignee of such Registrable Shares with respect to the Registrable Shares being assigned or transferred, provided that (a) such transfer may otherwise be effected in accordance with applicable federal and state securities laws and any applicable contractual obligations between the Holder and Cellegy, (b) notice of such assignment is given to Cellegy before or contemporaneously with such assignment with the name and address of such assignees and the securities with respect to which such registration rights are being assigned, (c) such transferee or assignee (i) is a wholly owned subsidiary or constituent limited partner, general partner, retired partner, member, retired member or shareholder of such Holder, or (ii) is an “affiliate” (as that term is defined in Rule 405 promulgated by the Commission under the Securities Act) of the Holder, including, without limitation, where a Holder is a limited partnership, an affiliated limited partnership managed by the same management company or managing general partner of such Holder or an entity which controls, is controlled by, or is under common control with, such management company or managing general partner, or (iii) is a beneficiary of the Holder, where such Holder is a trust or (iv) acquires from such Holder or Holders at least 100,000 Registrable Shares (as appropriately adjusted for stock splits and the like) in a simultaneous transaction or transactions, or (v) is approved in advance by Cellegy and (d) such transferee or assignee agrees to be bound by all provisions of this Agreement by executing a counterpart signature page hereto (which shall not be deemed an amendment hereto).

2.2.          Amendment of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Cellegy and Holders holding a majority of the aggregate number of outstanding Registrable Shares held by all Holders at the time of such amendment or waiver. Any amendment or waiver effected in accordance with this Section 2.2 shall be binding upon each Holder, each permitted successor or assignee of such Holder and Cellegy; provided, however, that any such amendment or waiver shall not increase the obligation of any Holder without the specific written consent of such Holder.

3.             MARKET STANDOFF.

3.1           Holder agrees that it shall not, directly or indirectly, make any offering, sale, assignment, transfer, pledge, encumbrance, contract to sell, grant an option to purchase or make any other disposition of any Common Stock of Cellegy beneficially owned by Holder (other than to donees or partners of Holder who agree to be similarly bound) or enter into any swap or other derivative transaction that transfer to another, in whole or in part, any of the economic benefit or risk of ownership of such shares of Cellegy Common Stock, whether any such transaction described above is to be settled by delivery of Cellegy Common Stock or other securities, in cash or otherwise for the period of ninety (90) days after the Closing Date. Cellegy may place restrictive legends on the certificates representing the Registrable Shares and impose stop transfer instructions with respect to the Cellegy Common Stock beneficially held by each Holder until the end of such period.

4.             GENERAL PROVISIONS.

4.1           Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier (fax), sent by electronic mail, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier (fax), or electronic mail, with confirmation of receipt, three (3) days after mailing if sent by mail, and one (1) business day after dispatch if sent by express courier for overnight delivery, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section.

If to Cellegy:	Cellegy Pharmaceuticals, Inc.
349 Oyster Point Boulevard, Suite 200
South San Francisco, California 94080
Attention: Chief Financial Officer
Telephone: (650) 616-2200
Fax: (650) 616-2222

With a copy to:	C. Kevin Kelso (which copy does not constitute notice)
Weintraub Genshlea Chediak Sproul
400 Capitol Mall, 11th Floor
Sacramento, California 95814
Telephone: (916) 558-6000
Fax: (916) 446-1611
Email: kkelso@weintraub.com

If to Securityholders:	To the addresses set forth on the Company’s stock records.

4.2           Entire Agreement. This Agreement, together with all the Exhibits hereto, constitutes and contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

4.3           Governing Law; Consent to Jurisdiction. This Agreement shall be governed by the laws of the State of Delaware except for those provisions governing conflict of laws, notwithstanding that one or more of the parties to this Agreement is now, or may hereafter become, a resident or citizen of a different State.

4.4           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

4.5           Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

4.6           Successors And Assigns. Subject to the provisions of Section 2.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

4.7           Captions. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

4.8           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.9           Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

4.10         Absence of Third-Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, partner or employee of any party hereto or any other person or entity, unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

4.11         Effectiveness of Agreement. Regardless of when signed, this Agreement will not become effective or binding unless and until the Agreement Date. If the Agreement

Date does not occur, then this Agreement shall have no force or effect and shall terminate in its entirety.

4.12.        Indemnification. In the event any Registrable Shares are included in a registration statement under this Agreement:

(a)           By Cellegy. To the extent permitted by law, Cellegy will indemnify and hold harmless each Holder, the officers and directors, trustees, and each person, if any, who controls such Holder (such persons and entities collectively referred to as “Holder Indemnified Parties”), against any losses, expenses, damages or liabilities to which they may become subject under the 1933 Act, the 1934 Act or other federal or state law (a “Loss”), insofar as such Losses (or actions in respect thereof) arise out of any claim, action or proceeding brought by a third party arising out of or based upon any of the following statements, omissions or violations (collectively, a “Violation”):

(i)            any untrue statement of a material fact contained in the Registration Statement; or

(ii)           the omission to state in the Registration Statement a material fact required to be stated therein, or necessary to make the statements therein not misleading;

and Cellegy will reimburse each Holder Indemnified Party for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such Violation; provided, however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such Loss, if such settlement is effected without the consent of Cellegy, nor shall Cellegy be liable in any such case for any such Loss to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration statement by the Holder Indemnified Party; provided further, that Cellegy will not be liable for the reasonable legal fees and expenses of more than one counsel to the Holder Indemnified Parties.

(b)           By the Holder. To the extent permitted by law, each Holder will indemnify and hold harmless Cellegy, each of its directors, each of its officers who have signed the Registration Statement, and each person, if any, who controls Cellegy within the meaning of the 1933 Act (such persons and entities collectively referred to as “Company Indemnified Parties”) against any Losses to which such Company Indemnified Parties may become subject under the 1933 Act, the 1934 Act or other federal or state law, insofar as such Losses (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation is caused by reliance upon and in conformity with written information furnished by the Holder expressly for use in connection with such registration statement; and the Holder will reimburse any legal or other expenses reasonably incurred by such Company Indemnified Parties in connection with investigating or defending any such Violation; provided, however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Holder; provided further, that the Holder shall not be liable for the reasonable legal fees and expenses of more than one counsel to Cellegy Indemnified Parties; and provided further, that in no event shall the total amounts payable in indemnity by the Holder under this subsection in respect of any Violation exceed the net proceeds received by the Holder in the registered offering out of which such Violation arises.

(c)           Notice. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim for indemnification in respect thereof is to be made against any indemnifying party under this Section, deliver to the indemnifying party a written notice of the commencement of such an action and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to a majority in interest of the indemnified parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if the indemnified party has been advised in writing by counsel that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section to the extent such delay caused material prejudice to the indemnified party, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section.

(d)           Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of Cellegy and the Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement in question becomes effective or in the amended prospectus filed with the Commission pursuant to Rule 424(b) of the Commission (the “Final Prospectus”), such indemnity agreements shall not inure to the benefit of any person if a copy of the Final Prospectus was furnished in a timely manner to the indemnified party and was not furnished to the person asserting the loss, liability, claim or damage at or prior to the time such action is required by the 1933 Act.

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IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date and year first written above.

CELLEGY PHARMACEUTICALS, INC.

By:

Name:

Title:

SECURITYHOLDER

[ENTITY SECURITYHOLDERS USE THIS SIGNATURE BLOCK:]		[INDIVIDUAL SECURITYHOLDERS USE THIS SIGNATURE BLOCK:]

Entity Name:		Name:
	(Type or print name on line)		(Type or print name on line)

By:		By:
	(Sign here)		(Sign here)

Title:

Address:		Address:

Fax:		Fax:

Email:		Email:

[Signature Page To Registration Rights Agreement]